FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Second Quarter 2025 Financial Results
-- Solid execution across corporate, clinical and commercial initiatives --
-- Several key milestones advance 5x30 path to growth --
-- Conference call today at 4:30 p.m. ET --
BRISBANE, CA, August 5, 2025 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the second quarter of 2025.
Second Quarter 2025 Financial Highlights
•Total revenues of $181.1 million
•Net product sales of $142.9 million for EXPAREL, $31.3 million for ZILRETTA, and $5.6 million for iovera°
•Net loss of $4.8 million, or $0.11 per share (basic and diluted)
•Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $54.3 million
•Non-GAAP net income of $36.0 million, or $0.79 per share (basic) and $0.74 per share (diluted)
•Repurchased 2.0 million shares of common stock at an average price of $25.59 per share, for a cost of $50.0 million
See “Non-GAAP Financial Information” below.
“Throughout the second quarter, we continued to make important progress advancing our 5x30 growth strategy to accelerate topline growth and fuel our transition into an innovative biopharmaceutical organization,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “We continue to focus on driving broad market adoption for EXPAREL. We are seeing encouraging momentum from leading indicators reinforcing our belief that EXPAREL is poised for sustainable growth and expanded market leadership.”
Recent Business Highlights Meaningfully Advance 5x30 Growth Strategy
•Phase 2 Study of PCRX-201 in Osteoarthritis of the Knee Surpasses 50% Enrollment. The company has surpassed 50% enrollment in Part A of its Phase 2 ASCEND study of PCRX-201 (enekinragene inzadenovec) for the treatment of osteoarthritis, or OA, of the knee. ASCEND is a two-part, randomized, double-blind, active-controlled multicenter study that will involve approximately 135 patients 45 to 80 years old with OA of the knee. The company remains on track to complete enrollment in Part A of the study before the end of 2025 and report results from an interim analysis before the end of 2026.

•New $300 Million Revolving Credit Facility. In July, the company repaid and terminated its existing term loan A credit facility using a partial draw from a new $300 million, five-year Revolving Credit Facility. This new credit facility bolsters the company’s liquidity, financial flexibility, and ability to execute its capital allocation strategy as it advances its 5x30 growth strategy. The new credit facility will benefit interest expense by 60 basis points per year beginning in 2026.

•Co-Promotion Agreement Expected to Significantly Expand ZILRETTA Promotional Efforts. Pacira entered into a strategic collaboration with Johnson & Johnson MedTech to significantly expand the market reach of ZILRETTA, leveraging its specialized early intervention sales force to co-promote the treatment to existing and new customers.

•Large-Scale EXPAREL Manufacturing Process Enables Optimized Workforce Structure, Improved Gross Margins and Efficient Inventory Management. The company optimized its workforce structure at its Science Center Campus in San Diego, California as a result of improved manufacturing efficiencies from its two large-scale 200+-liter EXPAREL batch manufacturing suites. The company believes these larger-scale suites provide ample capacity for meeting the growing demand for EXPAREL while improving gross margins through a meaningfully more favorable cost structure and manufacturing yields versus its first-generation 45-liter batch manufacturing process.

•Favorable Court Ruling Yields $28.3 Million Payment from RDF. The U.S. District Court for the District of Nevada issued judgment in favor of the company declaring that the Research and Development Foundation, or RDF, repay Pacira $23.1 million in royalties on EXPAREL sales previously paid under protest. The Nevada Court also awarded Pacira an additional interest payment of $5.2 million in statutory interest on the royalties previously paid to RDF under protest. The Company received the $28.3 million payment from RDF in July 2025.

•EXPAREL Patent Portfolio Continues to Solidify Exclusivity Runway. The company secured a favorable reexamination of its Patent No. 11,033,495 (the ‘495 patent) from the United States Patent and Trademark Office (USPTO). The ‘495 patent will be reissued with amended claims that strengthen the patent. In addition, the U.S. PTO issued Patent Nos. 12,296,047 (the ‘047 patent) and 12,318,483 (the ‘483 patent) claiming composition of EXPAREL prepared by an enhanced manufacturing process and composition of EXPAREL, respectively. The ‘047 patent is expected to provide protection into January 2041 and the ‘483 patent is expected to provide protection into July 2044. The company now has 20 patents listed in the U.S. Food and Drug Administration’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”). The company continues to innovate with additional EXPAREL patents forthcoming.

Second Quarter 2025 Financial Results
•Total revenues were $181.1 million in the second quarter of 2025, versus $178.0 million reported for the second quarter of 2024.
•EXPAREL net product sales were $142.9 million in the second quarter of 2025, versus $136.9 million reported for the second quarter of 2024. Second quarter improving volume growth of 6 percent was partially offset by a shift in vial mix and discounting associated with the launch of a new group purchasing organization (GPO) partnership.
•ZILRETTA net product sales were $31.3 million in the second quarter of 2025, versus $30.7 million reported for the second quarter of 2024.
•Second quarter 2025 iovera° net product sales were $5.6 million, versus $5.7 million reported for the second quarter of 2024.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $0.5 million in the second quarter of 2025, versus $3.2 million reported for the second quarter of 2024.
•Total operating expenses were $172.6 million in the second quarter of 2025, compared to $149.8 million in the second quarter of 2024.
•Research and development (R&D) expenses were $28.2 million in the second quarter of 2025, compared to $20.3 million in the second quarter of 2024.
•Selling, general and administrative (SG&A) expenses were $88.6 million in the second quarter of 2025, compared to $68.1 million in the second quarter of 2024.
•GAAP net loss was $4.8 million, or $0.11 per share (basic and diluted) in the second quarter of 2025, compared to GAAP net income of $18.9 million, or $0.41 per share (basic) and $0.39 (diluted) in the second quarter of 2024.
•Non-GAAP net income was $36.0 million, or $0.79 per share (basic) and $0.74 per share (diluted) in the second quarter of 2025, compared to $44.2 million, or $0.96 per share (basic) and $0.89 per share (diluted), in the second quarter of 2024.
•Pacira ended the second quarter of 2025 with cash, cash equivalents and available-for-sale investments (“cash”) of $445.9 million. On August 1, 2025, the company’s 0.750% convertible senior notes due 2025 matured and were repaid using $202.5 million of cash on hand. After adjusting for this debt repayment and the receipt of the $28.3 million of EXPAREL royalties previously paid to RDF, the company’s pro forma cash balance is approximately $270.0 million.
•Adjusted EBITDA was $54.3 million in the second quarter of 2025, compared to $62.1 million in the second quarter of 2024.
•Pacira had 45.5 million and 50.5 million diluted weighted average shares of common stock outstanding in the second quarters of 2025 and 2024, respectively.
•For non-GAAP measures, Pacira had 49.0 million and 50.5 million diluted weighted average shares of common stock outstanding in the second quarters of 2025 and 2024, respectively.
See “Non-GAAP Financial Information” below.

Share Repurchase Program
During the second quarter of 2025, the company repurchased 2.0 million shares of its common stock through open market transactions for $50.0 million (exclusive of less than $0.1 million of broker fees and $0.4 million of excise tax incurred). At June 30, 2025, the company had $250.0 million remaining on its current share repurchase authorization, which expires December 31, 2026.

2025 Financial Guidance
Today the company is updating its full-year 2025 total revenue and non-GAAP gross margin guidance as follows:
•Total revenue is narrowed to the range of $730 million to $750 million versus the previously guided range of $725 million to $765 million; and
•Non-GAAP gross margin is increased to 78 to 80 percent versus the previously guided range of 76 to 78 percent.
Pacira is reiterating its remaining full-year 2025 financial guidance as follows:
•Non-GAAP R&D expense of $90 million to $105 million;
•Non-GAAP SG&A expense of $290 million to $320 million; and
•Stock-based compensation of $56 million to $61 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Tuesday, August 5, 2025, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.
Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP gross margin, non-GAAP cost of goods sold, non-GAAP R&D expense, non-GAAP SG&A expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2025 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)
Pacira today announced the granting of inducement awards on August 4, 2025 to 32 new employees under Pacira’s Amended and Restated 2014 Inducement Plan as a material inducement to each employee's entry into employment with the company. In accordance with Nasdaq Listing Rule 5635(c)(4), the awards were approved by the People and Compensation Committee of the Board of Directors.

18 employees received stock options to purchase an aggregate of 36,100 shares of Pacira common stock and 32 employees received restricted stock units for an aggregate of 61,500 shares of Pacira common stock.

The stock options have a 10-year term and a four-year vesting schedule with 25 percent of the underlying shares vesting on the first anniversary of the recipient’s first day of employment and in successive equal quarterly installments over the 36 months thereafter. The stock options have an exercise price of $22.94 per share, the closing trading price of Pacira common stock on the Nasdaq Global Select Market on the date of grant. Each restricted stock unit represents the contingent right to receive one share of Pacira common stock and the restricted stock unit awards vest annually in four equal installments beginning on August 1, 2026.

Vesting of the equity awards is subject to the employee’s continued employment with Pacira. Each equity award is also subject to the terms and conditions of an award agreement.

About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®º, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing the development of PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy with the potential to treat large prevalent diseases like osteoarthritis. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)

EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults.

The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.
Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera®°

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Indication and Select Important Safety Information for iovera®°

Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information

⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

About PCRX-201 (enekinragene inzadenovec)

PCRX-201 (enekinragene inzadenovec) features an innovative design based on the company’s proprietary high-capacity adenovirus vector platform. It is currently being studied in the fundamental, underlying chronic inflammatory processes that contribute to “wear and tear” over time in osteoarthritis of the knee, a condition that affects more than 14 million individuals in the U.S. today.

In November 2024, Pacira reported promising data from a large Phase 1 study in which PCRX-201 provided sustained improvements in knee pain, stiffness, and function through two years following local administration, with a well-tolerated safety profile. PCRX-201 has received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration and Advanced Therapy Medicinal Products (ATMP) designation from the European Medicines Agency. PCRX-201 is the first gene therapy to achieve these clinical results and earn these regulatory designations in osteoarthritis of the knee—a testament to its promise and potential.

Given the promising Phase 1 results, dosing is underway in a Phase 2 study of PCRX-201 (the ASCEND study) for the treatment of knee osteoarthritis. To learn more about PCRX-201 and the company’s clinical development program, please visit the investor events section of the company’s investor website.

About the High-capacity Adenovirus Vector Platform

In February 2025, in support of the company’s ‘5x30’ growth strategy, Pacira acquired GQ Bio Therapeutics GmbH (GQ Bio) and its novel high-capacity adenovirus (HCAd) vector gene therapy vector platform. This platform solves many of the challenges in the field of gene therapy that have prevented its utilization in treating common diseases, such as osteoarthritis.

Key features include:

•The HCAd vector is much more efficient at delivering genes into cells compared to many other gene therapies that rely on adenovirus associated virus, or AAV, vectors. As a result, the desired effect can be achieved with much smaller doses.

•The vector used in the HCAd platform can carry up to 30,000 base pairs of DNA, which enables gene therapy with multiple or larger genes compared to AAV vectors.
•Genetic medicines based on the HCAd platform can be administered locally and have the potential for redosing at therapeutically appropriate intervals.
•Lower dose levels and efficient delivery of genes into cells means that thousands of doses can be produced in a single batch. As a result, therapies built on the HCAd platform are expected to have a commercially attractive and viable cost of goods profile.

Beyond PCRX-201 and other product candidates in preclinical development, the company has identified numerous well-validated cytokines that could also be the basis for locally administered genetic therapies using the HCAd platform.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: '5x30', our growth and business strategy, our future outlook, our intellectual property and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act, the expected cost savings and benefits of a July 2025 reduction in force and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: the failure to realize the anticipated benefits and synergies from the acquisition of GQ Bio Therapeutics GmbH; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including PCRX-201; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (“pMVL”) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company and the anticipated funding or benefits of our share repurchase program. and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$300,484	$276,774
Short-term available-for-sale investments	145,380	207,841
Accounts receivable, net	114,367	113,304
Inventories, net	148,163	125,282
Prepaid expenses and other current assets	37,219	21,929
Total current assets	745,613	745,130
Fixed assets, net	155,178	167,169
Right-of-use assets, net	46,528	49,222
Goodwill	20,300	—
Intangible assets, net	422,563	425,970
Deferred tax assets	128,270	130,376
Investments and other assets	18,810	35,649
Total assets	$1,537,262	$1,553,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,124	$19,133
Accrued expenses	71,023	80,124
Lease liabilities	9,620	8,887
Current portion of convertible senior notes, net	202,397	201,776
Total current liabilities	313,164	309,920
Convertible senior notes, net	280,267	279,334
Long-term debt, net	97,828	104,211
Lease liabilities	41,291	44,645
Contingent consideration	17,209	20,241
Deferred tax liabilities	4,583	—
Other liabilities	25,153	16,817
Total stockholders’ equity	757,767	778,348
Total liabilities and stockholders’ equity	$1,537,262	$1,553,516

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net product sales:
EXPAREL	$142,917	$136,852	$279,446	$269,282
ZILRETTA	31,334	30,707	54,672	56,546
iovera°	5,588	5,674	10,711	10,704
Bupivacaine liposome injectable suspension	508	3,154	3,112	5,679
Total net product sales	180,347	176,387	347,941	342,211
Royalty revenue	752	1,636	2,081	2,929
Total revenues	181,099	178,023	350,022	345,140
Operating expenses:
Cost of goods sold	40,866	44,262	75,172	91,678
Research and development	28,200	20,338	53,893	38,576
Selling, general and administrative	88,578	68,126	175,354	140,152
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Contingent consideration (gains) charges, acquisition-related expenses, restructuring and other	634	2,735	6,470	4,638
Total operating expenses	172,600	149,783	339,533	303,688
Income from operations	8,499	28,240	10,489	41,452
Other (expense) income:
Interest income	5,008	4,749	11,903	8,652
Interest expense	(4,695)	(3,884)	(9,275)	(7,200)
Gain on early extinguishment of debt	—	7,518	—	7,518
Other, net	(10,739)	(39)	(6,338)	(198)
Total other (expense) income, net	(10,426)	8,344	(3,710)	8,772
(Loss) income before income taxes	(1,927)	36,584	6,779	50,224
Income tax expense	(2,920)	(17,698)	(6,814)	(22,359)
Net (loss) income	$(4,847)	$18,886	$(35)	$27,865

Net (loss) income per common share:
Basic net (loss) income per common share	$(0.11)	$0.41	$(0.00)	$0.60
Diluted net (loss) income per common share	$(0.11)	$0.39	$(0.00)	$0.58
Weighted average common shares outstanding:
Basic	45,459	46,174	45,867	46,337
Diluted	45,459	50,539	45,867	51,366

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP net (loss) income	$(4,847)	$18,886	$(35)	$27,865

Non-GAAP adjustments:
Contingent consideration (gains) charges, acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	(357)	1,509	(3,032)	(2,297)
Restructuring charges (1) (2)	—	504	—	3,804
Acquisition-related expenses (3)	991	230	2,502	404
Legal settlement (4)	—	—	7,000	—
Stock-based compensation	15,472	12,524	30,025	25,675
Accrued key employee holdback (5)	1,107	—	1,458	—
Chief Executive Officer transition costs (6)	—	294	—	571
Decommissioning of manufacturing suite (7)	6,521	—	6,521	—
Realized gain on equity investment	—	—	(4,227)	—
Gain on early extinguishment of debt	—	(7,518)	—	(7,518)
Amortization of debt discount	23	23	45	47
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
Impairment on investment	11,000	—	11,000	—
Tax impact of non-GAAP adjustments (8)	(8,243)	3,456	(13,878)	(1,890)
Total non-GAAP adjustments	40,836	25,344	66,058	47,440

Non-GAAP net income	$35,989	$44,230	$66,023	$75,305

GAAP basic net (loss) income per common share	$(0.11)	$0.41	$(0.00)	$0.60
GAAP diluted net (loss) income per common share	$(0.11)	$0.39	$(0.00)	$0.58

GAAP net (loss) income used for basic earnings per common share	$(4,847)	$18,886	$(35)	$27,865
Interest expense on convertible senior notes, net of tax	—	762	—	1,790
GAAP net (loss) income used for diluted earnings per common share	$(4,847)	$19,648	$(35)	$29,655

Non-GAAP basic net income per common share	$0.79	$0.96	$1.44	$1.63
Non-GAAP diluted net income per common share	$0.74	$0.89	$1.36	$1.50

Non-GAAP net income	$35,989	$44,230	$66,023	$75,305
Interest expense on convertible senior notes, net of tax (9)	518	762	1,035	1,790
Non-GAAP net income used for diluted earnings per common share (9)	$36,507	$44,992	$67,058	$77,095

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Weighted average common shares outstanding - basic	45,459	46,174	45,867	46,337
Weighted average common shares outstanding - diluted	45,459	50,539	45,867	51,366
Non-GAAP weighted average common shares outstanding - basic	45,459	46,174	45,867	46,337
Non-GAAP weighted average common shares outstanding - diluted (9)	49,024	50,539	49,186	51,366

(1) In the first quarter of 2024, the Company initiated a restructuring plan designed to ensure it is well positioned for long-term growth. The restructuring plan included: (i) reshaping its executive team; (ii) reallocating efforts and resources from its ex-U.S. and certain early-stage development programs to its commercial portfolio in the U.S. market; and (iii) reprioritizing investments to enhance key commercial capabilities and expand EXPAREL utilization. The 2024 charges related to employee termination benefits, severance, and, to a lesser extent, other employment-related termination costs.

(2) Approximately $0.5 million and $2.7 million of restructuring charges were excluded from this line item as it was included in the stock-based compensation line item for the three and six months ended June 30, 2024, respectively.

(3) During the three and six months ended June 30, 2025, acquisition-related expenses related to third-party services and legal fees associated with the acquisition of GQ Bio. During the three and six months ended June 30, 2024, acquisition-related fees related to vacant and underutilized leases assumed from the acquisition of Flexion Therapeutics, Inc.

(4) The Company recognized $7.0 million of legal settlement costs during the six months ended June 30, 2025 related to the legal settlement of the patent infringement suits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd.

(5) In February 2025, Pacira Therapeutics, Inc., a wholly-owned subsidiary of the Company, acquired the remaining 81% of GQ Bio. As part of the purchase agreement, $7.8 million of expense will be recognized over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20% at each year’s respective anniversary.

(6) The Company appointed a new chief executive officer (“CEO”) effective January 2, 2024. During the three and six months ended June 30, 2024, CEO transition costs included compensation costs related to the transition of the former CEO.

(7) In July 2025, the Company announced it decommissioned its 45-liter EXPAREL batch manufacturing suite located at its Science Center Campus in San Diego, California, and reduced its workforce accordingly. As a result, during the three and six months ended June 30, 2025, the Company recognized $5.5 million of accelerated depreciation expense on fixed assets and reserved $1.0 million of raw materials associated with this manufacturing suite.

(8) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with tax deductible and non-deductible stock-based compensation.
For the three and six months ended June 30, 2025, the GAAP effective income tax rates were approximately (152%) and 101%, respectively, and the non-GAAP effective income tax rates for both the three and six months ended June 30, 2025 were both approximately 24%, with the difference from GAAP primarily related to the impact of excluding discrete tax expense for non-deductible stock-based compensation, tax expense for non-deductible executive compensation and non-U.S. valuation allowance.
For the three and six months ended June 30, 2024, the GAAP effective income tax rates were approximately 48% and 45%, respectively, and the non-GAAP effective income tax rates for both the three and six months ended June 30, 2024 were both approximately 24% with the difference from GAAP primarily relating to the impact of excluding both discrete tax expenses associated with non-deductible stock-based compensation, primarily related to expired stock options, and non-deductible tax expenses related to executive compensation.

(9) For the three and six months ended June 30, 2024, there were no non-GAAP adjustments when calculating diluted weighted average common shares outstanding or the interest expense add back under the “if-converted” method.
For the three and six months ended June 30, 2025, the 0.75% convertible senior notes due 2025, or 2025 Notes, stock options, restricted stock units and employee stock purchase plan share options were excluded from diluted net income per common share on a GAAP basis as the impact would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.
For the three and six months ended June 30, 2025, non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the period presented, which resulted in an additional 2.8 million common shares upon an assumed conversion and added back $0.5 million and $1.0 million of interest expense, respectively, net of tax, to non-GAAP net income. We had the option to settle our 2025 Notes in cash, shares of our common stock or a combination of cash and shares of our common stock. The 2025 Notes matured on August 1, 2025 and were repaid in cash.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cost of goods sold reconciliation:
GAAP cost of goods sold	$40,866	$44,262	$75,172	$91,678
Stock-based compensation	(1,682)	(1,259)	(3,398)	(2,387)
Decommissioning of manufacturing suite	(6,521)	—	(6,521)	—
Non-GAAP cost of goods sold	$32,663	$43,003	$65,253	$89,291

Gross margin reconciliation:
Total revenues	$181,099	$178,023	$350,022	$345,140
GAAP gross margin	$140,233	$133,761	$274,850	$253,462
GAAP gross margin percentage	77%	75%	79%	73%
Adjustments to GAAP gross margin:
Stock-based compensation	1,682	1,259	3,398	2,387
Decommissioning of manufacturing suite	6,521	—	6,521	—
Non-GAAP gross margin	$148,436	$135,020	$284,769	$255,849
Non-GAAP gross margin percentage	82%	76%	81%	74%

Research and development reconciliation:
GAAP research and development	$28,200	$20,338	$53,893	$38,576
Stock-based compensation	(2,407)	(1,925)	(4,648)	(3,728)
Accrued key employee holdback	(1,107)	—	(1,458)	—
Non-GAAP research and development	$24,686	$18,413	$47,787	$34,848

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$88,578	$68,126	$175,354	$140,152
CEO transition costs	—	(294)	—	(571)
Stock-based compensation	(11,383)	(8,848)	(21,979)	(16,833)
Non-GAAP selling, general and administrative	$77,195	$58,984	$153,375	$122,748

Weighted average common shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	45,459	50,539	45,867	51,366
Dilutive common shares associated with the 2025 Notes (1)	2,821	—	2,821	—
Dilutive common shares associated with stock options, restricted stock units and employee stock purchase plan (1)	744	—	498	—
Non-GAAP weighted average common shares outstanding - diluted	49,024	50,539	49,186	51,366

(1) For the three and six months ended June 30, 2025, potential common shares of the 2025 Notes, stock options, restricted stock units and employee stock purchase plan share options were excluded from diluted net income per common share on a GAAP basis because they would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP net (loss) income	$(4,847)	$18,886	$(35)	$27,865

Interest income	(5,008)	(4,749)	(11,903)	(8,652)
Interest expense (1)	4,695	3,884	9,275	7,200
Income tax expense	2,920	17,698	6,814	22,359
Depreciation expense	13,000	4,541	19,846	8,645
Amortization of acquired intangible assets	14,322	14,322	28,644	28,644
EBITDA	25,082	54,582	52,641	86,061

Other adjustments:
Contingent consideration (gains) charges, acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	(357)	1,509	(3,032)	(2,297)
Restructuring charges (2)	—	504	—	3,804
Acquisition-related expenses	991	230	2,502	404
Legal settlement	—	—	7,000	—
Decommissioning of manufacturing suite (3)	1,028	—	1,028	—
Stock-based compensation	15,472	12,524	30,025	25,675
Accrued key employee holdback	1,107	—	1,458	—
CEO transition costs	—	294	—	571
Realized gain on equity investment	—	—	(4,227)	—
Gain on early extinguishment of debt	—	(7,518)	—	(7,518)
Impairment on investment	11,000	—	11,000	—
Adjusted EBITDA	$54,323	$62,125	$98,395	$106,700
(1) Includes amortization of debt discount and debt issuance costs.
(2) Approximately $0.5 million and $2.7 million of restructuring charges were excluded from this line item as they were included in the stock-based compensation line item for the three and six months ended June 30, 2024, respectively.
(3) Excludes $5.5 million of accelerated depreciation expense on fixed assets associated with the decommissioned 45-liter EXPAREL batch manufacturing suite, which is included in EBITDA above.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2025 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Financial Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP
Total revenues	$730 to $750	—	$730 to $750
Gross margin	76% to 78%	Approximately 2%	78% to 80%
Research and development expense	$101 to $118	$11 to $13	$90 to $105
Selling, general and administrative expense	$331 to $366	$41 to $46	$290 to $320
Stock-based compensation	$56 to $61	—	—
(1) The full-year impact of GAAP to Non-GAAP adjustments relates to stock-based compensation, the decommissioning of the 45-liter EXPAREL batch manufacturing suite and key employee holdback expense associated with the acquisition of GQ Bio that will be recognized over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20% at each year’s respective anniversary.